Exhibit 99.1

ILLUMINA APPOINTS DR. PAUL GRINT TO BOARD OF DIRECTORS

SAN DIEGO, CALIFORNIA, April 12, 2005 — Illumina, Inc. (NASDAQ: ILMN) announced today that Paul Grint, M.D., has joined the Company’s Board of Directors.

Dr. Grint is currently Senior Vice President and Chief Medical Officer of Zephyr Sciences, Inc., a biopharmaceutical company. Prior to joining Zephyr, Grint was Vice President and Head of Clinical Research and Development for Pfizer in La Jolla. He held similar positions at IDEC Pharmaceuticals, Schering-Plough and Wellcome Research Laboratories. Dr. Grint received his medical degree from the University of London, St. Bartholomew’s Hospital Medical College in London, U.K. He is a Fellow of the Royal College of Pathologists, a member of numerous professional and medical societies, and the author or coauthor of over 50 publications.

“We’re very pleased that Paul is joining our Board of Directors,” said Jay Flatley, Illumina President and CEO. “He has extensive experience in the clinical arena, particularly in immunology, infectious diseases and oncology. We look forward to tapping his expertise as we deploy our BeadArray technology platform into clinical research and molecular diagnostics applications.”

Illumina also announced that Scott Greer, Chairman of Abgenics, Inc. and a Board member since May 2001, has resigned from the Board of Directors effective April 12, 2005. “We are deeply indebted to Scott for his numerous contributions to Illumina during his board tenure and we wish him well in his future endeavors,” stated Flatley.

About Illumina
Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray™ technology — now used in leading genome centers around the world — provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, the Company’s ability to scale and integrate CyVera technology, the ability to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, Illumina’s ability to further develop and commercialize its Infinium assay and BeadArray platform technologies, to deploy new gene expression and genotyping products and applications for its platform technology, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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Contacts:	Jay Flatley President & CEO 1.858.202.4501 jflatley@illumina.com	William Craumer Director, Corporate Communications 1.858.202.4667 bcraumer@illumina.com